Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of Eleison Pharmaceuticals Inc. (the “Company”) on Form S-1 of our report dated February 23, 2022, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, relating to the financial statements of the Company as of and for the years ended December 31, 2021 and 2020. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC

East Brunswick, New Jersey
September 19, 2022